Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FIRST QUARTER FINANCIAL RESULTS

BOSTON (April 27, 2023) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the first quarter ended April 1, 2023. Key results were:

First Quarter 2023 Summary:

•
Depletions decreased 6% and shipments decreased 7.6%
•
Net revenue of $410.0 million decreased 4.7%
•
Gross margin of 38.0%, inclusive of non-recurring charges with an unfavorable impact of 210 basis points
•
Net loss of $9.0 million
•
Diluted loss per share of $0.73

Capital Structure

•
Ended the first quarter with $122.6 million in cash and no debt
•
Repurchased $27.5 million in shares from January 3, 2023 to April 21, 2023

“As we continue to navigate through a dynamic operating environment, we remain committed to investing across our attractive Beyond Beer portfolio. We also expect our operational plans to drive improvement in our financial performance later in the year,” said Chairman and Founder Jim Koch. “Our highly cash generative business and strong balance sheet will not only fuel our 2023 brand investments, but have also enabled us to repurchase $28 million in shares year-to-date.”

“As we expected, our first quarter performance reflected strong growth in Twisted Tea, offset by continuing challenges in the hard seltzer category, and we are reiterating our 2023 depletion and shipment expectations,” said President and CEO Dave Burwick. “We also expect that our investments to fortify Truly, which are launching in the second quarter, will help us win in the marketplace over the long term. We are focused on our plans to enhance our productivity while continuing to make long-term investments to sustain the strength of our brands.”

Details of the results were as follows:

First Quarter 2023 (13 weeks ended April 1, 2023) Summary of Results

Depletions for the first quarter decreased 6% from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Shipment volume for the quarter was approximately 1.6 million barrels, a 7.6% decrease from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

The Company believes distributor inventory as of April 1, 2023 averaged approximately five weeks on hand and was at an appropriate level for each of its brands.

Gross margin of 38.0% decreased from the 40.2% margin realized in the first quarter of 2022, primarily due to higher inventory obsolescence costs and higher brewery processing costs, partially offset by price increases. The higher inventory obsolescence costs, primarily related to rebranding Truly Vodka Seltzer to Truly Vodka Soda, and a non-recurring payment to a third-party contract brewery combined to have an unfavorable impact of 210-basis points on gross margin.

Advertising, promotional and selling expenses for the first quarter of 2023 decreased $5.2 million or 4.0% from the first quarter of 2022, due to decreased freight to distributors of $12.6 million from lower rates and volumes, partially offset by an increase in brand investments of $7.4 million, mainly driven by higher investments in local marketing and increased salaries and benefits costs.

General and administrative expenses increased by $4.0 million or 10.1% from the first quarter of 2022, primarily due to increased consulting costs.

The Company did not incur contract termination costs in the first quarter of 2023 compared to an expense of $4.8 million in contract termination costs in the first quarter of 2022.

The Company’s effective tax rate for the first quarter was a tax benefit of 27.8% compared to 14.5% in the prior year. In the first quarters of 2023 and 2022, the Company recorded tax expense of $0.04 and $0.03 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

The Company expects that its April 1, 2023 cash balance of $122.6 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 13-week period ended April 1, 2023 and the period from April 2, 2023 through April 21, 2023, the Company repurchased its Class A Common Stock in the amounts of $21.9 million and $5.6 million, respectively, for a total of $27.5 million year to date. As of April 22, 2023, the Company had approximately $62.8 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 16-week period ended April 22, 2023 are estimated by the Company to have decreased approximately 6% from the comparable period in 2022.

Full-Year 2023 Projections

The Company has not changed its full year guidance previously communicated in its February 15, 2023 Earnings Release. The Company’s actual 2023 results could vary significantly from the current projection and are highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts. The 2023 fiscal year includes 52 weeks compared to the 2022 fiscal year which included 53 weeks.

Full Year 2023	Current Guidance
Depletions Decreases	(2%) to (8%)
Shipments Decreases	(2%) to (8%)
Price Increases	1% to 3%
Gross Margin	41% to 43%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15
Effective Tax Rate	28%
EPS	$6.00 to $10.00
Capital Spending ($ million)	$100 to $140

Underlying the Company's current 2023 projections are the following full-year estimates and targets:

•
The Company’s guidance on depletions and shipments includes the estimated negative impact of approximately 1.0 percentage point due to the fact that fiscal 2022 had 53 weeks and fiscal 2023 will have 52 weeks. On a 52-week comparable basis the Company expects depletions and shipments to decrease 1% to 7%.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.
•
First half 2023 shipments are expected to be at the low end of the full year guidance range primarily due to lapping the launch of Truly Margarita during the first half of 2022.
•
Year-over-year margin improvement is expected to be weighted to the second half of the year based on volume expectations, the expected timing of cost reduction efforts and the timing of obsolescence expense recognized in 2022.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2022 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew, and Jim Beam Kentucky Coolers, as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, April 27, 2023

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended
	April 1, 2023	March 26, 2022
Barrels sold	1,579	1,705
Revenue	$435,156	$457,288
Less excise taxes	25,156	27,175
Net revenue	410,000	430,113
Cost of goods sold	254,338	257,161
Gross profit	155,662	172,952
Operating expenses:
Advertising, promotional and selling expenses	125,428	130,615
General and administrative expenses	43,694	39,698
Contract termination costs and other	—	4,752
Impairment of brewery assets	484	41
Total operating expenses	169,606	175,106
Operating loss	(13,944)	(2,154)
Other income (expense):
Interest income (expense)	1,644	(33)
Other expense	(102)	(100)
Total other income (expense)	1,542	(133)
Loss before income tax benefit	(12,402)	(2,287)
Income tax benefit	(3,446)	(332)
Net loss	$(8,956)	$(1,955)
Net loss per common share - basic	$(0.73)	$(0.16)
Net loss per common share - diluted	$(0.73)	$(0.16)
Weighted-average number of common shares - basic	12,309	12,300
Weighted-average number of common shares - diluted	12,309	12,300
Net loss	$(8,956)	$(1,955)
Other comprehensive income:
Foreign currency translation adjustment	18	50
Total other comprehensive income, net of tax	18	50
Comprehensive loss	$(8,938)	$(1,905)

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	April 1,	December 31
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$122,560	$180,560
Accounts receivable	80,099	56,672
Inventories	150,762	148,450
Prepaid expenses and other current assets	38,999	27,461
Income tax receivable	11,402	10,126
Total current assets	403,822	423,269
Property, plant and equipment, net	662,697	667,909
Operating right-of-use assets	41,740	43,768
Goodwill	112,529	112,529
Intangible assets	76,260	76,324
Third-party production prepayments	54,977	61,339
Other assets	40,483	35,635
Total assets	$1,392,508	$1,420,773
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$100,670	$84,248
Accrued expenses and other current liabilities	98,060	111,153
Current operating lease liabilities	8,909	8,866
Total current liabilities	207,639	204,267
Deferred income taxes, net	96,162	96,592
Non-current operating lease liabilities	43,029	45,274
Other liabilities	4,321	6,091
Total liabilities	351,151	352,224
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,193,154 and 10,238,009 issued and outstanding as of April 1, 2023 and December 31, 2022, respectively	102	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding as of April 1, 2023 and December 31, 2022	21	21
Additional paid-in capital	633,376	629,515
Accumulated other comprehensive loss	(192)	(210)
Retained earnings	408,050	439,121
Total stockholders' equity	1,041,357	1,068,549
Total liabilities and stockholders' equity	$1,392,508	$1,420,773

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirteen weeks ended
	April 1, 2023	March 26, 2022
Cash flows used in operating activities:
Net income	$(8,956)	$(1,955)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	21,915	19,634
Impairment of brewery assets	484	41
(Gain) loss on disposal of property, plant, and equipment	(195)	21
Change in right-of-use assets	1,921	1,994
Other non-cash (income) expense	(55)	45
Stock-based compensation expense	4,073	2,922
Deferred income taxes	(430)	21
Changes in operating assets and liabilities:
Accounts receivable	(23,372)	(46,973)
Inventories	(3,002)	(11,205)
Prepaid expenses, income tax receivable, and other current assets	(12,814)	(930)
Third-party production prepayments	6,362	7,721
Other assets	(4,158)	(7)
Accounts payable	15,258	26,799
Accrued expenses, other current liabilities, and other liabilities	(12,758)	(37,706)
Operating lease liabilities	(2,095)	(1,428)
Net cash used in operating activities	(17,822)	(41,006)
Cash flows used in investing activities:
Purchases of property, plant and equipment	(17,312)	(23,767)
Proceeds from disposal of property, plant and equipment	195	66
Net cash used in investing activities	(17,117)	(23,701)
Cash flows (used in) provided by financing activities:
Repurchases of Class A common stock	(21,096)	—
Proceeds from exercise of stock options and sale of investment shares	442	2,010
Net cash paid on note payable and finance leases	(414)	(475)
Line of credit borrowings	—	30,000
Line of credit repayments	—	(15,000)
Payment of tax withholding on stock-based payment awards and investment shares	(1,993)	(2,380)
Net cash (used in) provided by financing activities	(23,061)	14,155
Change in cash and cash equivalents and restricted cash	(58,000)	(50,552)
Cash and cash equivalents and restricted cash at beginning of year	180,560	66,321
Cash and cash equivalents at end of period	$122,560	$15,769

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com